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                                                                   Exhibit 10.4

                           [LETTERHEAD OF RAZORFISH]

August 31, 1999

Art Renaissance
816 East Dana Street
Mountain View, CA 94041
Attn:Joseph Schuster

Re: Razorfish San Francisco, Inc. and Art Renaissance, Inc.

Dear Joseph:

Razorfish is planning to begin a project with Art Renaissance on October 18, 1999 to be implemented in the Q2 2000 timeframe. Razorfish will assess Art Renaissance's business objectives, develop a digital strategy to meet those objectives, and implement the appropriate solution. In preliminary discussions, functionality to be considered in the project includes a Website with e-commerce and auctioning capabilities and kiosks that would allow viewing art in a "virtual living room".

This letter represents our agreement with you until such time as we enter into a more detailed agreement. Please review this letter and, if it is consistent with your understanding of our respective responsibilities, please return a signed copy of this letter to me so that we may begin work on your behalf.

On October 18, 1999, we will begin our Clarify phase. During the Clarify phase, we will work with Art Renaissance to gain a better understanding of the business, clarify immediate business needs and determine long-term goals. In the third week of the phase, a Clarify document will be delivered including:

o business objectives
o competitive analysis
o target audience
o recommended digital strategy
o project schedule
o project budget

The fourth week of the Clarify phase will be used for reviewing the document and making any needed updates. As we complete the Clarify phase, we will work together to create a more detailed agreement concerning the scope and terms of the remainder of the project.

Project Fees and Billing

You agree to pay Razorfish on a time and materials basis for all services performed and all costs incurred on your behalf. Razorfish assigns hourly rates for each member of its staff based on years of experience. specialization in training and level of professional attainment. Our hourly rates presently range from $90 per hour for a research analyst to $350 per hour for our most senior and experienced solutions and design directors.

                                                (Copyright) Razorfish, Inc. 1999
                                                Private and confidential.
                                                Revised Aug. 1999
                                                Page 1

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Estimated fees for the Clarify phase are $69,675. Razorfish will notify you when time and materials reaches $35,000 and we agree to obtain Art Renaissance's written authorization for any additional work if our fees for the Clarify phase will exceed our original estimate by more than 10%.

Project related expenses will be included in bi-weekly billing. To simplify processing of certain incidental project costs such as telephone, fax and photocopies, an administrative fee in the amount of 2% of billing will be added to each invoice; all other expenses will be billed at cost. All Razorfish invoices are due and payable upon receipt.

General Responsibilities of Razorfish and Art Renaissance

We will keep you apprised of developments as necessary to perform our services and will consult with you as necessary to ensure the timely, effective and efficient completion of our work.

We understand that you will provide us with factual information and materials as we require to perform the services, that you will make any business or technical decisions and determinations that are appropriate to facilitate the completion of our services, and will remit payment of our billing statements in accordance with Razorfish's standard billing procedures. It is Razorfish policy to halt work on a project, even at the risk of missing agreed upon deadlines, if invoices are not promptly paid.

Art Renaissance may terminate its relationship with Razorfish at any time upon 30 days written notice. In the event of such termination, Art Renaissance shall remain liable to Razorfish for all services performed and for all costs incurred on Art Renaissance's behalf (subject to non-cancelable contracts) through the effective date of termination.

Please feel free to contact me at (415) 343-2222 if I can answer any questions about this letter. On behalf of Razorfish, we look forward to beginning our relationship.

Best Regards,


Len Sellers

Managing Director


                             APPROVED AND AGREED BY Art Renaissance

                                           By:

                                                  /s/ Joseph A. Schuster
                                                  ----------------------------
                                                  Joseph A. Schuster

                                              Its: Vice President of Development

                                                        Date: September 13, 1999

                                                (Copyright) Razorfish, Inc. 1999
                                                Private and confidential.
                                                Revised Aug. 1999
                                                Page 2